                                 EXHIBIT 23.10

November 1, 1996


                 CONSENT OF JANNEY MONTGOMERY SCOTT INC.



     We hereby consent to the use of our opinion letter dated July 18, 1996 to the Board of Directors of ATCORP, Inc. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of ATCORP, Inc. with an into Susquehanna Bancshares, Inc.

     In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



     JANNEY MONTGOMERY SCOTT INC.